EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318 484-7400

NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Keith Crump	Dresner Companies	Cleco Corporation
(318) 484-7719	Kristine Walczak	Susan Broussard
Rodney J. Hamilton	(312) 780-7205	(318) 484-7400
(318) 484-7593

 For Immediate Release

Power restored to 92% of Cleco customers affected by Hurricane Katrina

Cleco estimates restoration costs to total between $100-$125 million

 PINEVILLE, La., Sept. 21, 2005 - Cleco Corp. (NYSE: CNL) has restored power to 92% of its customers in St. Tammany and Washington parishes.  Three weeks after Hurricane Katrina knocked out power to all 80,800 Cleco customers in its service area north of New Orleans, approximately 75,000 now have electricity.

All Cleco customers whose homes and businesses can accept power should be back on line by the end of this week.

"We appreciate our customers' patience during this major restoration process," said Michael Madison, president and CEO of Cleco Corp. "The damage and flooding from Katrina were worse than we've ever seen before, but we've kept working as safely and efficiently as we can. And, despite the damage to their homes and communities, our customers have been consistently patient and supportive of all of our crews.  Their fortitude and optimism throughout this ordeal has been truly inspiring."

Cleco has had approximately 2,800 utility crewmen and tree trimmers working full time in the area to restore power.  Workers, which included employees, contractors and crews from other utilities, restored power more quickly than initial estimates.

The company expects to restore power to all customers who can accept it by the end of this week.  Hundreds of customers, however, have too much damage to their homes or businesses to take power.

 "We'll be restoring power to those customers as they repair their homes in the weeks to come," Madison said. "We also will have crews in the area for the next few weeks continuing to clean up and make final repairs to the utility system. In some cases crews have made temporary repairs to lines in order to bring back power as quickly as possible, and we now need to replace those temporary structures with permanent equipment.

"Since we still have weeks worth of work left to fully restore our system to the condition it was in prior to the storm, it's difficult to accurately forecast total restoration costs," Madison said. "Our best estimate right now is that Hurricane Katrina will cost Cleco between $100 and $125 million. Cleco's liquidity is more than adequate to fund the restoration costs.

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"Generally we've found that 60-70% of storm restoration costs are capitalized," said Madison. "The regulatory treatment of the costs has not yet been determined, but for past storm costs the Louisiana Public Service Commission has allowed Cleco to amortize storm recovery operating expenses over multiple years in order to minimize impact to the company."

Cleco Corp. is an energy services company headquartered in Pineville, La. It operates a regulated electric utility that serves approximately 265,000 customers across Louisiana. Cleco also operates a wholesale energy business that has more than 1,300 megawatts of generating capacity. For more information about Cleco, visit www.cleco.com.

 Please note: In addition to historical information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including approval of the treatment of restoration costs by the Louisiana Public Service Commission, state and federal legislative and regulatory initiatives, and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

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